Exhibit 99.1

Calavo Growers, Inc. Announces Second Quarter 2023 Financial Results

SANTA PAULA, Calif., June 6, 2023—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of convenient, ready-to-eat fresh food, today reported its financial results for the fiscal second quarter ended April 30, 2023.

Second Quarter Financial Overview

•	Total revenue of $244.7 million, a 26% decline from prior year
o	Grown segment revenue decreased 33% year-over-year to $140.7 million
o	Prepared segment revenue decreased 14% year-over-year to $104.5 million
•	Gross profit of $15.0 million, compared to $21.7 million for the year-ago quarter
o	Grown segment gross profit decreased $5.6 million from prior year to $12.6 million
o	Prepared segment gross profit decreased $1.1 million from prior year to $2.4 million
•	Net loss of $(4.0) million, or $(0.23) per diluted share, compared to net loss of $(0.2) million, or $(0.01) per diluted share, for the same period last year
•	Adjusted net loss of $(0.2) million, or $(0.01) per diluted share, compared to adjusted net income of $5.8 million, or $0.33 per diluted share for the year-ago quarter
•	Adjusted EBITDA of $6.9 million compared to $12.7 million for the same period last year

Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Second Quarter Highlights

•	Lee E. Cole appointed President and Chief Executive Officer
•	Avocado margins improved versus fiscal first quarter
•	Implemented restructuring activities
•	Ramping up new Prepared volume for the fiscal second half
•	Board declared a quarterly cash dividend of $0.10 per share to be paid on July 11, 2023 to investors of record on June 27, 2023

Management Commentary

“I am excited to be back at Calavo, a company that I helped to build and lead as CEO for 20 years and as Chairman for 28 years,” said Lee E. Cole, President and Chief Executive Officer of Calavo Growers, Inc. “I am back because I believe in the long-term earnings potential of this company, and I am confident that our team under my leadership can restore Calavo’s profitability. My primary focus since returning has been on the avocado business, and I am really pleased with the progress we’re making. Avocado

Calavo Growers, Inc.

margins have improved from the first quarter, and avocado volume in the second quarter was up 11% compared to the prior year quarter.

“Our Prepared segment continues to see strong performance in guacamole as we benefit from both fruit cost declines and operational improvements as compared to the year ago quarter,” Cole continued. “The results from the guacamole business, however, were more than offset by lower earnings in the fresh cut division attributed primarily to lower volume. We expect fresh cut earnings to improve in the second half as we onboard volume for new and existing customers and realize benefits from various operational projects.

“With the improvements we’re making to the business, I’m optimistic about the second half of the year and feel confident that we’re putting Calavo back on track for long-term success. It’s an exciting time to be at Calavo, and I look forward to seeing the results of our work.”

Second Quarter 2023 Consolidated Financial Review

Total revenue for the second quarter 2023 was $244.7 million, compared to $331.4 million for the second quarter 2022, a decline of 26%. Grown segment sales decreased 33% and Prepared segment sales decreased 14%. The average selling price of avocados in the Company’s Grown segment decreased by over 40% while volumes were up 11% versus the prior-year period.

Gross profit for the second quarter was $15.0 million compared to $21.7 million for the same period last year.

Selling, general and administrative (SG&A) expenses for the second quarter totaled $18.1 million, compared to $16.6 million for the same period last year. The increase primarily was due to costs associated with restructuring and the departure of our former CEO.

Net loss for the second quarter was $(4.0) million, or $(0.23) per share. This compares with a net loss of $(0.2) million, or $(0.01) per diluted share, for the same period last year.

Adjusted net loss was $(0.2) million, or $(0.01) per diluted share, compared to adjusted net income of $5.8 million, or $0.33 per diluted share last year.

Adjusted EBITDA was $6.9 million compared to $12.7 million for the same period last year.

Balance Sheet and Liquidity

The Company ended the quarter with $29.3 million of total debt, which included $22 .2 million of borrowings under its line of credit and $7.1 million of other long-term obligations and finance leases. Cash and cash equivalents totaled $4.2 million, and the Company had $22 million of available liquidity as of April 30, 2022.

Segment Performance

Grown

Grown segment gross profit declined $5.6 million from the prior year to $12.6 million despite an 11% increase in avocado volume as profit per case declined. Avocado prices rose from the first quarter but were below prior year levels by over 40%. Our second quarter avocado volume from Mexico increased 35% compared to the prior year quarter while volume from California declined 83% as the harvest was delayed by wet field conditions. According to Hass Avocado Board, industry volume from Mexico was up 48% in the fiscal second quarter, rebounding from a lower volume crop last year, and we expect volume from Mexico to remain strong for the balance of the fiscal year. The California season is now underway and, given the delayed start, we expect higher than typical California volume in our fiscal second half.

Calavo Growers, Inc.

Prepared

Prepared segment gross profit declined $1.1 million from the prior year to $2.4 million, consisting of a $3.0 million gross profit decline in the fresh cut division, partially offset by a $1.8 million increase in the guacamole division. Fresh cut gross profit declined primarily due to weaker volume, down 19% from the prior year, and a more challenging price environment. Syndicated retail data indicates unit sales remain down on a calendar year-to-date basis for produce categories, particularly for value-added produce, while dollar sales are about flat. Similarly, retail guacamole unit sales are also down, as are dollar sales. We are on track to deliver new volume to customers in fresh cut in the second half, but we anticipate that generally slower retail velocities will persist. Gross profit in the guacamole division more than doubled compared to the prior year as lower fruit cost and improved plant performance generated a guacamole gross margin of 22% compared to 8% last year. We expect avocado input costs to remain favorable in the second half of fiscal 2023 relative to fiscal 2022 due to improved avocado supply. Prepared gross profit in the second quarter also was impacted by write-offs of $0.4 million associated with restructuring our Salsa business.

Outlook

We expect earnings to improve in the second half of the year compared to the first half on improved performance in both Grown and Prepared. In Grown, avocado margins in the fiscal third quarter through early June have exceeded the average level realized in our fiscal second quarter. We expect avocado volumes in the fiscal second half to exceed prior year levels.

In Prepared, we expect the impact of new volume and other operational initiatives to drive improved performance in fresh cut in the fiscal second half compared to the fiscal first half. We expect the guacamole division to continue to benefit from reasonable fruit costs and operational improvements versus the prior year, achieving a gross margin of approximately 20% for the full year.

Non-GAAP Financial Measures

This press release includes non-GAAP measures EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted net income (loss) per diluted share, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses (income) recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted EBITDA. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income (loss) and the related measure of adjusted net income (loss) per diluted share exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income (loss) affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables below.

Calavo Growers, Inc.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands.

Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including financial projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the ability of our new management team to work together successfully; the impact of operational and restructuring initiatives on our business, results of operations, and financial condition, including uncertainty as to whether the desired effects will be achieved and potential long-term adverse effects from reducing capital expenditures; the impact of weather on market prices and operational costs; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and access to labor necessary for us to render services; susceptibility to wage inflation; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and restrictions as a result of COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT.

Calavo Growers, Inc.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
Julie Kegley, Senior Vice President
Financial Profiles, Inc.
calavo@finprofiles.com
310-622-8246

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	April 30,	October 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$4,198	$2,060
Restricted cash	—	1,074
Accounts receivable, net of allowances of $3,438 (2023) and $4,199 (2022)	68,827	59,016
Inventories	42,818	38,830
Prepaid expenses and other current assets	11,296	8,868
Advances to suppliers	13,271	12,430
Income taxes receivable	4,330	3,396
Total current assets	144,740	125,674
Property, plant, and equipment, net	115,086	113,310
Operating lease right-of-use assets	51,265	54,518
Investments in unconsolidated entities	3,882	3,782
Deferred income taxes	5,586	5,433
Goodwill	28,653	28,653
Intangibles, net	6,450	7,206
Other assets	51,496	47,170
	$407,158	$385,746
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$26,834	$20,223
Trade accounts payable	19,176	10,436
Accrued expenses	50,247	51,795
Other current liabilities	11,000	11,000
Current portion of operating leases	6,832	6,925
Current portion of long-term obligations and finance leases	1,693	1,574
Total current liabilities	115,782	101,953
Long-term liabilities:
Borrowings pursuant to credit facilities, long-term	22,200	1,200
Long-term operating leases, less current portion	48,862	52,140
Long-term obligations and finance leases, less current portion	4,839	4,447
Other long-term liabilities	2,284	2,635
Total long-term liabilities	78,185	60,422
Commitments and contingencies
Shareholders’ equity:
Total shareholders’ equity	213,191	223,371
	$407,158	$385,746

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2023	2022	2023	2022
Net sales	$244,689	$331,418	$470,893	$605,510
Cost of sales	229,652	309,677	441,424	570,541
Gross profit	15,037	21,741	29,469	34,969
Selling, general and administrative	18,076	16,551	34,429	31,745
Expenses related to Mexican tax matters	386	478	2,434	845
Impairment and charges related to Florida facility closure	—	305	—	959
Operating income (loss)	(3,425)	4,407	(7,394)	1,420
Interest expense	(273)	(460)	(689)	(787)
Other income, net	278	496	632	1,155
Unrealized net loss on Limoneira shares	—	(4,898)	—	(7,028)
Loss before income taxes and loss from unconsolidated entities	(3,420)	(455)	(7,451)	(5,240)
Income tax benefit (expense)	(484)	187	596	1,347
Net income (loss) from unconsolidated entities	(56)	(8)	100	(543)
Net loss	(3,960)	(276)	(6,755)	(4,436)
Add: Net loss (income) attributable to noncontrolling interest	(35)	85	(308)	202
Net loss attributable to Calavo Growers, Inc.	$(3,995)	$(191)	$(7,063)	$(4,234)

Calavo Growers, Inc.’s net loss per share:
Basic	$(0.23)	$(0.01)	$(0.40)	$(0.24)
Diluted	$(0.23)	$(0.01)	$(0.40)	$(0.24)

Number of shares used in per share computation:
Basic	17,721	17,664	17,697	17,659
Diluted	17,721	17,664	17,697	17,659

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

			Interco.
	Grown	Prepared	Elimins.	Total
	(All amounts are presented in thousands)
Three months ended April 30, 2023
Net sales	$140,673	$104,388	$(372)	$244,689
Cost of sales	128,074	101,950	(372)	229,652
Gross profit	$12,599	$2,438	$—	$15,037

Three months ended April 30, 2022
Net sales	$210,997	$120,907	$(486)	$331,418
Cost of sales	192,841	117,322	(486)	309,677
Gross profit	$18,156	$3,585	$—	$21,741

			Interco.
	Grown	Prepared	Elimins.	Total

	(All amounts are presented in thousands)
Six months ended April 30, 2023
Net sales	$258,742	$212,843	$(692)	$470,893
Cost of sales	236,662	205,454	(692)	441,424
Gross profit	$22,080	$7,389	$—	$29,469

Six months ended April 30, 2022
Net sales	$373,582	$233,018	$(1,090)	$605,510
Cost of sales	343,760	227,871	(1,090)	570,541
Gross profit	$29,822	$5,147	$—	$34,969

For the three months ended April 30, 2023 and 2022, intercompany sales and cost of sales of $0.4 million and $0.5 million between Grown products and Prepared products were eliminated. For the six months ended April 30, 2023 and 2022, intercompany sales and cost of sales of $0.7 million and $1.1 million between Grown products and Prepared products were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended April 30,		Six months ended April 30,
	2023	2022	2023	2022
Net loss attributable to Calavo Growers, Inc.	$(3,995)	$(191)	$(7,063)	$(4,234)
Non-GAAP adjustments:
Non-cash losses (income) recognized from unconsolidated entities (a)	56	8	(100)	543
Net loss on Limoneira shares (b)	—	4,898	—	7,028
Rent expense add back (c)	108	108	216	216
Restructure costs - consulting, management recruiting and severance (d)	3,557	2,157	3,760	3,275
Expenses related to Mexican tax matters (e)	386	478	2,434	845
Impairment, losses and charges related to property, plant and equipment (f)	235	305	235	959
Legal settlement and related expenses (g)	700	—	700	—
Tax impact of adjustments (h)	(1,261)	(1,979)	(1,811)	(3,217)
Adjusted net income (loss) attributed to Calavo Growers, Inc.	$(214)	$5,784	$(1,629)	$5,415

Calavo Growers, Inc.’s net loss per share:
Diluted EPS (GAAP)	$(0.23)	$(0.01)	$(0.40)	$(0.24)
Adjusted net income (loss) per diluted share	$(0.01)	$0.33	$(0.09)	$0.31

Number of shares used in per share computation:
Diluted	17,721	17,756	17,697	17,718

(a)

For the three months ended April 30, 2023 and 2022, we realized losses of $0.1 million and losses less than $0.1 million from Agricola Don Memo. For the six months ended April 30, 2023 and 2022, we realized income of $0.1 million and losses of $0.5 million from Agricola Don Memo.

(b)	For the three and six months ended April 30, 2022, we recorded $4.9 million and $7.0 million in unrealized losses related to these mark-to-market adjustments.
(c)

For the three months ended April 30, 2023 and 2022, we incurred $0.1 million related to rent paid for Prepared’s former corporate office space that we have vacated and plan to sublease. For the six months ended April 30, 2023 and 2022, we incurred $0.2 million related to rent paid for Prepared’s former corporate office space that we have vacated and plan to sublease.

(d)

For the three and six months ended April 30, 2023, we recorded $0.6 million in severance costs as part of U.S. restructuring efforts. In addition, we incurred $1.2 million in severance and other costs and $1.2 million in stock-based compensation related to the departure of our former Chief Executive Officer. Additionally, we incurred $0.6 million related to the divesture of Salsa Lisa.

For the three and six months ended April 30, 2022, we recorded $0.7 million and $1.8 million of consulting expenses related to an enterprise-wide strategic business operations study conducted by a third-party management consulting organization for the purpose of restructuring to improve the profitability of the organization and efficiency of our operations. In addition, for the three and six months ended April 30, 2022, we recorded $1.4 million of severance accrual related to the Project Uno restructuring.

(e)

For the three months ended April 30, 2023 and 2022, we incurred $0.4 million and $0.5 million of professional fees related to the Mexican tax matters. For the six months ended April 30, 2023 and 2022, we incurred $1.0 million and $0.5 million of professional fees related to the Mexican tax matters. For the six months ended April 30, 2023, we recognized a reserve of $1.4 million related to the collectability of IVA receivables. See Note 10 for more information.

Calavo Growers, Inc.

(f)	On April 1, 2023, we completed the divesture of our salsa business in our Prepared segment and incurred $0.2 million in losses related to the disposal of property, plant and equipment.

On October 18, 2021, we announced the closure of RFG’s food processing operations at our Green Cove Springs (near Jacksonville), Florida facility, as part of our Project Uno profit improvement program. As of November 15, 2021, the Green Cove facility of RFG ceased operations. We incurred $0.7 million of expenses in the first quarter of fiscal 2022, related to the closure of this facility.

(g)

For the three and six months ended April 30, 2023, we accrued $0.6 million in a legal settlement from a dispute from over 5 years ago connected to an old unused distribution agreement that was entered into over a decade ago. This legal settlement was considered out of the ordinary, due to the length it took to settle and since we have not done business with this party for many years. There are no other similar matters outstanding. In addition, we incurred $0.1 million in associated legal fees.

(h)	Tax impact of non-GAAP adjustments are based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended April 30,		Six months ended April 30,
	2023	2022	2023	2022
Net loss attributable to Calavo Growers, Inc.	$(3,995)	$(191)	$(7,063)	$(4,234)
Interest Income	(90)	(133)	(363)	(266)
Interest Expense	273	460	689	787
Provision for Income Taxes	484	(187)	(596)	(1,347)
Depreciation & Amortization	4,287	4,093	8,453	8,405
Stock-Based Compensation	2,150	812	3,403	1,368
EBITDA	$3,109	$4,854	$4,523	$4,713

Adjustments:
Non-cash losses recognized from unconsolidated entities (a)	56	8	(100)	543
Net loss on Limoneira shares (b)	—	4,898	—	7,028
Rent expense add back (c)	108	108	216	216
Restructure costs - consulting and management recruiting and severance (d)	2,327	2,019	2,530	3,137
Expenses related to Mexican tax matters (e)	386	478	2,434	845
Impairment, losses and charges related to property, plant and equipment (f)	235	311	235	929
Legal settlement and related expenses (g)	700	—	700	—
Adjusted EBITDA	$6,921	$12,676	$10,538	$17,411

See prior page for footnote references